                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)

                                                 Three Months Ended
                                                    March 31, 1998

Pretax earnings                                        $  146.3

Portion of rents representative
  of the interest factor                                    3.5

Interest on indebtedness                                   62.7

Amortization of debt expense
  and premium                                                .2

WFC preferred stock dividend                                1.6
                                                       --------
    Adjusted income                                    $  214.3
                                                       ========

Fixed charges

    Portion of rents representative
      of the interest factor                           $    3.5

    Interest on indebtedness                               62.7

    Amortization of debt expense
      and premium                                           0.2

    WFC preferred stock dividend                            1.6
                                                       --------
                                                       $   68.0
                                                       ========

    Ratio of earnings to
      fixed charges                                        3.15
                                                       ========

    Ratio of earnings to
      fixed charges at
      March 31, 1997                                       1.87
                                                       ========